Changes in Registrant's certifying
accountant
On August 14, 2017, KPMG LLP ('KPMG')
resigned, at the request of QS Growth Fund, QS Moderate Growth Fund, QS Conservative
Growth Fund, and QS Defensive Growth Fund
(the 'Funds'), as the independent registered public accounting firm to the Funds. The
Audit Committee of the Funds' Board of
Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Funds' financial statements for the fiscal periods ended January 31, 2017 and January 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Funds' fiscal periods ended January 31, 2017 and January 31, 2016 and the subsequent interim period through August
14, 2017, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such periods, and (ii) there were no 'reportable events' of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Funds' Board of
Trustees approved the engagement of
PricewaterhouseCoopers LLP ('PwC') as the
Funds' independent registered public
accounting firm for the fiscal year ending
January 31, 2018. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds' prior independent registered public accounting firm, KPMG. During the Funds' fiscal periods ended January 31, 2017 and January 31, 2016, and the subsequent interim period through August 14, 2017, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).

The Registrant has requested KPMG to
furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange
Commission is filed as an exhibit hereto.